UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):  July 8, 2013

VIDAROO CORPORATION
(Exact name of registrant as specified in charter)

Nevada	333-147932	26-1358844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	370 Center Pointe Circle, Suite 1166, Altamonte Springs, FL	32701
	(Address of principal executive offices)	(Zip Code)

	Registrant’s telephone number, including area code:	(321) 293-3360

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 8, 2013, Vidaroo entered into an Intellectual Property Purchase Agreement (“Purchase Agreement”) with Skynet Technology Group, Inc. (“Skynet”) of Roswell, Georgia.  The Purchase Agreement calls for transfer of ownership of all Intellectual Property associated with and supporting Vidaroo’s online video platform (the “Purchased Assets”).

Consideration for the purchase is $4.25 million with the potential for additional payments up to $650,000 based on future revenue generated by the platform.  The consideration of $4.25 million consists of $1.25 million in Cash and $3 million in common stock of Skynet.  The number of shares underlying the $3 million in common stock may be adjusted upward in the event that Skynet raises additional capital at a lower valuation than the current enterprise value of the organization of $100 million.

Closing of the transaction is to occur within 90 days of the execution of the Purchase Agreement.  Closing of the transaction may be preceded by a Preliminary Closing in the event that Skynet has not procured the financing for the cash settlement of the transaction.  Preliminary Closing will result in providing Skynet with the ownership rights of the Purchase Assets.  Consideration for Preliminary Closing shall be provision of a Promissory Note, along with placement of the shares of common stock in escrow.  The terms of the Promissory Note shall include a 90 day term with the right to extend said term up to a maximum of one year and bear interest at 6%. Vidaroo’s obligation at the time of Preliminary Closing will be to place the source code of the Purchased Assets in escrow.

Termination of the Purchase Agreement is provided for in the event of material breach by either party, including default on the Promissory Note upon its final extended maturity date one year from the date of Preliminary Closing.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

Exhibit Number	Description
99.1	Press release annoucement "Vidaroo Executes Intellectual Property Acquisition Agreement with Skynet Technology Group"

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vidaroo Corporation

Dated: July 12, 2013	By:	/s/ Thomas Moreland
Name: Thomas Moreland
Title: Chairman and Chief Executive Officer

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